Exhibit 4.1

THIS PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS.

THIS PROMISSORY NOTE IS ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AND OTHER PROVISIONS AS SET FORTH HEREIN.

US$50,000.00	July 15, 2011
Orlando, Florida
PROMISSORY NOTE

FOR VALUE RECEIVED, the undersigned, ECOREADY CORPORATION, a corporation incorporated under the laws of the State of Florida (the “Borrower”), hereby promises to pay to the order of BORIS RUBIZHEVSKY, an individual residing at 10 Blackledge Court, Closter, NJ 07624 (the “Lender”) on the Termination Date (as defined below), the unpaid principal amount of the loan made by the Lender to the Borrower on the date hereof, as evidenced hereby, in the principal amount of Fifty Thousand United States Dollars (US$50,000.00) (the “Loan”).  The Borrower hereby promises to pay interest on the unpaid principal amount of the Loan on the date and at the rate provided for herein.  This Promissory Note is entered into on the date hereof as evidence of the Loan which was advanced on the Advance Date.

Section 1 .  Certain Terms Defined. The following terms for all purposes of this Promissory Note shall have the respective meanings specified below.

“Advance Date” means July 1, 2011.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized by law to close.

“Default” means any event which, with the giving of notice, lapse of time, determination of materiality or fulfillment of any other applicable condition (or any combination of the foregoing), would constitute an Event of Default.

“Event of Default” has the meaning given to it in Section 9.

“Person” means and includes any natural person, individual, partnership, joint venture, corporation, trust, limited liability company, limited company, joint stock company, unincorporated organization, government entity or any political subdivision or agency thereof, or any other entity.

“Promissory Note” means this promissory note.

“Termination Date” means that date which is ninety (90) days from the date hereof or, if such date is not a Business Day, the immediately subsequent Business Day.

Section 2 .  Maturity Of the Loan.  The Loan shall mature, and the principal amount thereof shall be due and payable (together accrued but unpaid interest thereon), on the Termination Date.

Section 3 .  Interest Payments.  The unpaid principal amount of the Loan shall bear interest at a rate per annum equal to six percent (6.00%).  Such interest shall be payable in full on the Termination Date and shall be equal to that amount of interest owed from the Advance Date to the Termination Date.

Any overdue principal of or interest on the Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the lesser of (i) the maximum interest rate permitted by applicable law and (ii) eight percent (8.00%) (the “Default Rate”).

Interest shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed since the Advance Date (including the first day but excluding the last day).

Section 4 .  Optional Prepayments.  The Borrower may prepay the Loan in whole or in part at any time without penalty by paying the principal amount to be prepaid together with interest accrued thereon to the date of prepayment.

Section 5 .  General Provisions As To Payments.  All payments of principal of and interest on the Loan by the Borrower hereunder shall be made not later than 12:00 Noon (New York City time) on the date when due by cashier’s check or by wire transfer of immediately available funds to the Lender’s account at a bank in the United States specified by the Lender in writing to the Borrower without reduction by reason of any set-off or counterclaim.

Section 6 .  Representations and Warranties of the Borrower.  The Borrower represents and warrants to the Lender that:

a.	it is duly incorporated, validly existing and in good standing under the laws of the State of Florida;

b.	it is duly authorized to do business in all jurisdictions material to the conduct of its business;

c.
it has full power and authority and holds all requisite governmental licenses, permits and other approvals to enter into and perform its obligations under this Promissory Note and to conduct its business substantially as currently conducted by it;

d.	the execution, delivery and performance of this Promissory Note are within the Borrower’s corporate powers and have been duly authorized by all necessary corporate action;

e.	this Promissory Note has been duly executed by an authorized officer or director of the Borrower and constitutes a legal, valid and binding obligation enforceable against the Borrower;

f.	this Promissory Note does not violate any of the Borrower’s organizational documents, any law, court order or material agreement by which the Borrower is bound; and

g.	the Borrower’s performance under this Promissory Note is not threatened by any pending or threatened litigation.

Section 7 .  Events Of Default.  Each of the following events shall constitute an “Event of Default”:

a.	the principal of the Loan shall not be paid when due;

b.	any interest on the Loan shall not be paid when due;

c.
the Borrower defaults in the due and punctual observance or performance of any covenant, condition or agreement contained in this Promissory Note and such default is not cured within five (5) Business Days after notice from the Lender;

d.
a court shall enter a decree or order for relief in respect of the Borrower in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Borrower or for any substantial part of the property of the Borrower or ordering the winding up or liquidation of the affairs of the Borrower, and such decree or order shall remain unstayed and in effect for a period of sixty (60) consecutive days; or

e.
the Borrower shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Borrower or for any substantial part of the property of the Borrower, or the Borrower shall make any general assignment for the benefit of creditors.

If an Event of Default described in (d) or (e) above shall occur, the unpaid principal and accrued interest on the Loan shall become immediately due and payable without any declaration or other act on the part of the Lender.  Immediately upon the occurrence of any Event of Default described in (d) or (e) above, or upon failure to pay this Promissory Note on the Termination Date, the Lender, without any notice to the Borrower, which notice is expressly waived by the Borrower, may proceed to protect, enforce, exercise and pursue any and all rights and remedies available to the Lender under this Promissory Note and any other agreement or instrument, and any and all rights and remedies available to the Lender at law or in equity.

If any Event of Default described in clauses (a) through (c) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Lender may by notice to the Borrower declare all or any portion of the unpaid principal amount of and accrued interest on the Loan to be due and payable, whereupon the full unpaid amount of and accrued interest on the Loan which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment.

Section 8 .  Further Assurances.  The Borrower hereby agrees that, from time to time upon the written request of the Lender, the Borrower will execute and deliver such further documents and do such other acts and things as the Lender may reasonably request in order to fully effect the purposes of this Promissory Note.

Section 9 .  Rights and Remedies.  Upon the occurrence the continuation of an Event of Default the Lender shall have the right to exercise all available remedies at law or in equity, subject to the terms and conditions herein contained.  All sums paid or advanced by the Lender in connection with the foregoing and all out-of-pocket costs and reasonable expenses (including, with limitation, reasonable attorneys’ fees and expenses) incurred in connection therewith, together with interest thereon at the Default Rate from the date of payment until repaid in full, shall be paid by the Borrower to the Lender on demand and shall constitute and become a part of the obligations of the Borrower.

Section 10 .  Powers and Remedies Cumulative; Delay Or Omission Not Waiver Of Event Of Default.   No right or remedy herein conferred upon or reserved to the Lender is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise.  The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

No delay or omission of the Lender to exercise any right or power accruing upon any Event of Default occurring and continuing as aforesaid shall impair any such right or power or shall be construed to be a waiver of any Event of Default or an acquiescence therein; and every power and remedy given by this Promissory Note or by law may be exercised from time to time, and as often as shall be deemed expedient, by the Lender.

Section 11 .  Transfers.  The Borrower may not transfer or assign this Promissory Note nor any right or obligation hereunder to any person or entity without the prior written consent of the Lender.  This Promissory Note is freely transferable by the Lender.

Section 12 .  Modification.  This Promissory Note may be modified only with the written consent of both the Borrower and the Lender.

Section 13 .  Expenses.  The Borrower agrees to pay to the Lender all out-of-pocket expenses (including reasonable expenses for legal services of every kind) of, or incident to, the enforcement of any of the provisions of this Promissory Note.

Section 14 .  Miscellaneous.  This Promissory Note shall be deemed to be a contract under the laws of the State of New Jersey, and for all purposes shall be construed in accordance with the laws of said state.  The parties hereto hereby waive presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of or any default under this Promissory Note, except as specifically provided herein, and assent to extensions of the time of payment, or forbearance or other indulgence without notice.  The Section headings herein are for convenience only and shall not affect the construction hereof.  Any provision of this Promissory Note which is illegal, invalid, prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity, prohibition or unenforceability without invalidating or impairing the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.  This Promissory Note shall bind the Borrower and his or her heirs, administrators, executors, personal representatives and permitted assigns.  The rights under and benefits of this Promissory Note shall inure to the Lender and its successors and assigns.

[ Signature Page Follows ]

IN WITNESS WHEREOF, the Borrower has caused this instrument to be duly executed on the date indicated below.

Date: July 15, 2011	ECOREADY CORPORATION By:/s/ Boris Rubizhevsky Name: Boris Rubizhevsky Title: Chief Executive Officer

[ Signature Page to Promissory Note ]